Exhibit 99.1

OSL HOLDINGS TO ENTER INTO JOINT VENTURE TO PURCHASE REAL ESTATE IN CALIFORNIA

YARDLEY, PA. November 6, 2014 — OSL Holdings, Inc. (OTCQB: OSLH) (“OSL” or “the Company”), a socially conscious business model dedicated to consumer advocacy, social activism and the advancement of civil liberties through the power of commerce, announced today it is in the final stages of discussions with Alpha Equity Group, a New York limited liability company, to form a joint venture to be called Gold is Green, LLC. This company plans to acquire commercial real property for lease to growers, processors, manufacturers, sellers and distributors of cannabis products in a manner that is legal under state and local ordinances in all of its legal forms including but not limited to medicinal cannabis. Upon completion of the joint venture agreement, OSL will receive a 49% equity interest in Gold is Green for its identification of zone complaint locations, lease holders, negotiation of purchase and management of leaseholder relationships. Alpha Equity Group will arrange financing for its interest in Gold is Green. Gold is Green signed its first Purchase Sales Agreement on October 31, 2014 to acquire a multi-tenant commercial retail building consisting of approximately 17,692 square feet in Torrance, California for $6.3 million. The building is zone compliant for the operation of a legal medical marijuana collective. The closing on this property is expected prior to 2015 and is subject to completion of financing, a property inspection and additional conditions, representations and warranties that are customary of real estate purchase and sale agreements.

Bob Rothenberg, OSL’s, Chief Executive Officer said, “We are very excited to join forces with Alpha Equity Group moving forward. Utilizing Alpha’s financing sources, we look forward to growing OSL’s asset base by identifying, negotiating and purchasing strategic properties in California and around the country”. Steve Gormley, OSL’s Chief Business Development Officer said, “OSL’s pending joint venture with Alpha Equity Group and the execution of their first Purchase Agreement to purchase real estate continues to advance our mission in the vertical.”

About OSL

OSL Holdings, Inc. (OTC: OSLH) is a socially conscious business model dedicated to consumer advocacy, social activism and the advancement of civil liberties through the power of commerce. We seek to serve affluent, liberal and libertarian consumer groups, a constituency that we believe responds to cause marketing and activism through two distinct business units: Equality Rewards, a technology platform delivering consumer rewards programs; and, OSL Medical Services, a management and services division dedicated to delivering services to legal medical marijuana businesses development and technology company specializing in affluent, liberal markets with high disposal income. The Company intends to operate a real-time loyalty rewards platform that can facilitate the earning and redemption of rewards currency at the point of the transaction (online, mobile, at retail) as well as on future transactions. OSL Holdings’ target consumers are highly educated, respond to cause marketing initiatives and socially conscious business models, and are technologically savvy. The Company also plans to provide foundational work for branding, marketing, technology, and logistics to existing or emerging legal marijuana licensees when federal law permits. The Company’s filings with the SEC are available at www.sec.gov.

For more information, please visit the Company’s website at www.oslholdings.com.

Forward Looking Statements — Safe Harbor

This press release contains forward-looking statements. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These statements include, but are not limited to, our expectations concerning the completion of the joint venture agreement, our ability to obtain financing and complete the acquisition of the Torrance California property and the identification, ability to obtain financing and complete the acquisition of future real estate projects under the Alpha Equity Group joint venture.

By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors, risks and uncertainties that could cause actual results and developments to differ materially from forecasted results. For a discussion of these factors, risks and uncertainties please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Company Contact:

OSL Holdings Inc.

IR/Media Contact:

Craig S. Fischer

Communications Manager

(O) 786.375.0556

Strategic Tactical Asset Trading LLC

1926 Hollywood Blvd

Suite 209

Hollywood, FL 33020

info@OSLHoldings.com

http://www.OSLHoldings.com